                         SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a)
                  of the Securities Exchange Act of 1934
                           (Amendment No.     )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                            TELEFLEX INCORPORATED
  ---------------------------------------------------------------------
             (Name of Registrant as Specified In Its Charter)

                  TELEFLEX INCORPORATED (HERBERT K. ZEARFOSS)
  ---------------------------------------------------------------------
                (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)  Title of each class of securities to which transaction applies:

        --------------------------------------------------------------

    2)  Aggregate number of securities to which transaction applies:

        --------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


        --------------------------------------------------------------

    4)  Proposed maximum aggregate value of transaction:


        --------------------------------------------------------------

    5)  Total fee paid:


        --------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:


         ----------------------------------------------
     2)  Form, Schedule or Registration Statement No.:


         ----------------------------------------------
     3)  Filing Party:


         ----------------------------------------------
     4)  Date Filed:


         ----------------------------------------------

                                   [LOGO]
                            TELEFLEX INCORPORATED


                    PLYMOUTH MEETING, PENNSYLVANIA 19462

------------------------------------------------------------------------------
                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON FRIDAY, APRIL 26, 1996
------------------------------------------------------------------------------

TO THE STOCKHOLDERS OF TELEFLEX INCORPORATED:

    The Annual Meeting of Stockholders of Teleflex Incorporated will be held on Friday, April 26, 1996, at 11:00 a.m. at the VALLEY FORGE HILTON HOTEL, 251 DEKALB PIKE, ROUTE 202, KING OF PRUSSIA, PENNSYLVANIA, for the following purposes:

         1. To elect three directors of the Company to serve for a term of three years and until their successors have been elected and qualified;

         2. To consider and act upon a proposal to ratify the appointment of Price Waterhouse LLP, independent accountants, as the Company's auditors for the fiscal year ending December 29, 1996; and

         3. To transact such other business as may properly come before the meeting or any adjournments thereof.

    The Board of Directors has fixed the close of business, Friday, March 8, 1996, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. The transfer books of the Company will not be closed.

    STOCKHOLDERS ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES OR CANADA.


                                  By Order of the Board of Directors,


                                  STEVEN K. CHANCE, Secretary

March 25, 1996
Plymouth Meeting, Pennsylvania

                            PROXY STATEMENT

    This proxy statement is furnished to stockholders by the Board of Directors of the Company for solicitation of proxies for use at the Annual Meeting of Stockholders on Friday, April 26, 1996, and at all adjournments thereof. The expense of this solicitation will be paid by the Company. In addition to use of the mail, some directors, officers and regular employees of the Company may solicit proxies personally, by telephone and telegraph. Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before it is exercised by providing written notice to the Secretary of the Company of such intent or by submitting a new proxy. The shares represented by the proxy will be voted in accordance with the instructions specified therein. If no instructions are given in the proxy, the shares represented by the proxy will be voted for the election as directors of the nominees listed below and for proposal 2 described below at page 8.

    The Company's principal executive offices are located at 630 West Germantown Pike, Suite 450, Plymouth Meeting, Pennsylvania 19462. This proxy statement and the form of proxy enclosed herewith were mailed to stockholders on approximately March 25, 1996.

                   RECORD DATE AND VOTING PROCEDURE

    Only stockholders of record at the close of business on March 8, 1996, are entitled to vote at the Annual Meeting. At that date, the Company had outstanding and entitled to vote 17,557,962 shares of common stock. The record holders of such shares are entitled to one vote per share. A majority of such outstanding shares present, in person or by proxy, will constitute a quorum at the meeting. Shares represented by proxies marked to "abstain" from voting for a proposal or to "withhold" voting for one or more nominees ("abstentions") and broker non-votes are counted for purposes of determining the presence of a quorum. A plurality of the votes cast at the meeting is required to elect directors, i.e., the three nominees receiving the highest number of votes will be elected. The affirmative vote of a majority of such outstanding shares present, in person or by proxy, is necessary to approve any other proposal. Abstentions will be included in the vote count and have the same effect as voting "against" a proposal. Broker non-votes will not be included in the vote count and will have no effect on the vote.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of February 1, 1996, certain information with respect to ownership of the Company's securities of (i) each person known to the Company to beneficially own more than 5% of the Company's outstanding common stock, (ii) each director or nominee for director, (iii) certain named executive officers and (iv) all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the chart which follows, the Company is informed that each person named has sole voting power and sole investment power over the shares of Company common stock shown opposite his name.

                                                  Shares        Percent
                                              Beneficially   of Outstanding
Name (& Address of 5% Shareholders)              Owned(a)     Common Stock
-----------------------------------           ------------   --------------
Lennox K. Black, 630 West Germantown Pike,
  Suite 461, Plymouth Meeting, PA 19462 .....  2,258,212(b)       12.57
Woelm Holding Company Limited, Cedar House,
  41 Cedar Street, Hamilton, Bermuda ........  1,442,790(c)        8.22
Donald Beckman, 3800 Centre Square West,
  Philadelphia, PA 19102 ....................  1,534,315(d)        8.54
David S. Boyer ..............................    103,489(e)         *
Roy C. Carriker, Ph.D. ......................    156,670            *
Joseph S. Gonnella, M.D. ....................      1,211(f)         *
Lewis E. Hatch, Jr. .........................      1,197            *
Pemberton Hutchinson ........................      3,469            *
Sigismundus W. W. Lubsen ....................        721            *
John H. Remer ...............................     15,690            *
Palmer E. Retzlaff ..........................      9,646            *
John J. Sickler .............................    106,561            *

                                                  Shares        Percent
                                              Beneficially   of Outstanding
Name (& Address of 5% Shareholders)              Owned(a)     Common Stock
-----------------------------------           ------------   --------------
James W. Stratton ...........................     10,937(g)         *
Harold L. Zuber, Jr. ........................     47,537            *
All officers and directors as a group
  (20 persons)                                 2,838,525          15.80

------------
*Represents holdings of less than 1%.

(a) Includes (i) shares subject to presently exercisable stock options as follows: Mr. Black -- 127,500, Mr. Beckman -- 3,000, Mr. Boyer -- 67,500, Dr. Carriker -- 63,000, Mr. Retzlaff -- 3,000, Mr. Sickler -- 63,000, Mr. Zuber -- 22,500 and all officers and directors as a group -- 409,600 (for purposes of calculating the percentages of beneficial ownership for officers and directors disclosed in the foregoing table, these shares were deemed to be outstanding); and
    (ii) shares held by the Trustee under the Company's Voluntary Investment Plan with respect to which the employee has authority to direct voting as follows: Mr. Boyer -- 1,031, Dr. Carriker --
    1,077, Mr. Hatch -- 665, Mr. Zuber -- 2,162 and all officers and directors as a group -- 10,531.

(b) Includes the following shares of which Mr. Black is deemed to be a "beneficial owner" under the applicable rules of the Securities and Exchange Commission: (i) 1,442,790 shares owned of record and beneficially by Woelm Holding Company Limited, and 193,420 shares owned of record and beneficially by three persons, for which Mr. Black holds revocable powers of attorney to vote such shares, and
    (ii) 83,214 shares held by trusts of which Mr. Black is co-trustee and with respect to which he shares voting and investment power.

(c) All the voting shares, except for directors' qualifying shares, of Woelm Holding Company Limited are owned beneficially and of record 50% by a trust for the benefit of Alice Thormaehlen and 50% by Margrit Nekouian-Fathi individually. The trustees of Mrs. Thormaehlen's trust are Mrs. Thormaehlen, Lennox K. Black, Donald Beckman and Ernst-Helmut Michaelis. As noted in footnote (b) Woelm Holding Company Limited has granted Mr. Black a revocable power of attorney to vote such shares and such shares are included in the 2,258,212 shares shown opposite Mr. Black's name in the foregoing table.

(d) Includes the following shares of which Mr. Beckman is deemed to be a "beneficial owner" under the applicable rules of the Securities and Exchange Commission: (i) 1,442,790 shares held by the Woelm Holding Company Limited of which Mr. Beckman is a director are subject to a revocable proxy in favor of Mr. Black [see footnote (b)], and (ii) 79,614 shares held by trusts of which Mr. Beckman is a trustee with shared voting and investment power; Mr. Black is a co-trustee of such trusts [see footnote (b)].

(e) Includes the following shares of which Mr. Boyer is deemed to be a "beneficial owner" under the applicable rules of the Securities and Exchange Commission: (i) 450 shares he holds as custodian for a daughter, and (ii) 1,050 shares owned of record and beneficially by two daughters.

(f) Includes 350 shares owned of record and beneficially by Dr.
    Gonnella's son of which Dr. Gonnella is deemed to be a "beneficial owner" under applicable rules of the Securities and Exchange
    Commission.

(g) Includes 9,806 shares in customer accounts managed by and owned of record by Stratton Management Company of which Mr. Stratton is deemed to be a "beneficial owner" under applicable rules of the Securities and Exchange Commission.

                         ELECTION OF DIRECTORS

    The Company's Bylaws provide that the Board of Directors shall be composed of not fewer than six nor more than fifteen directors, as fixed by a majority of the entire board from time to time. The board has fixed at ten the number of directors which shall constitute the entire board.

    The Company's Bylaws also provide for the division of the Board of Directors into three classes as equal in number as possible, with members of each class having a term of office of three years. Accordingly, at the 1996 Annual Meeting of Stockholders, three directors will be elected for three-year terms expiring at the Annual Meeting of Stockholders of the Company in 1999. The board, on recommendation of the Nominating Committee, has nominated for election for three-year terms Messrs. Black, Hatch and Stratton.

    It is intended that shares represented by properly executed proxies will be voted for the election of Messrs. Black, Hatch and Stratton for a term expiring in 1999. If any nominee becomes unavailable to serve (which is not now anticipated), the persons named in the proxy may vote it for another nominee selected by the Board of Directors. All of the nominees and continuing directors were elected by the stockholders of the Company.

       Name, Age and Year          Business Experience During Past 5 Years
     First Elected Director                and Other Directorships
------------------------------- ----------------------------------------------
NOMINEES TO BE ELECTED FOR
TERMS EXPIRING IN 1999
--------------------------
Lennox K. Black, 65 ........... Chairman of the Board of the Company;
  1971                            Chairman and Chief Executive Officer
                                  (1982-1995); Chairman, Chief Executive
                                  Officer and Director, Penn Virginia
                                  Corporation; Director, Quaker Chemical
                                  Corporation, The Pep Boys, and
                                  Westmoreland Coal Company.

Lewis E. Hatch, Jr., 69 ....... Business Consultant; Chairman and Chief
  1976                            Operating Officer, Rusch International,
                                  the Company's Medical Group (1990-1992);
                                  Director, Park-Ohio Industries, Inc.

James W. Stratton, 59 ......... Chairman and Chief Executive Officer,
  1993                            Stratton Management Company, an
                                  investment advisory and management firm;
                                  Chairman, Chief Executive Officer and
                                  Director of Fin Da Tex, Inc., a financial
                                  services company; Chairman and Director
                                  of Stratton Monthly Dividend Shares,
                                  Stratton Small Cap Yield Fund, and
                                  Stratton Growth Fund, registered
                                  investment companies; Director, Alco
                                  Standard Corporation, Gilbert Associates,
                                  Inc. and UGI Corporation.

CONTINUING DIRECTORS WHOSE
TERMS EXPIRE IN 1997
--------------------------
David S. Boyer, 53 ............ President and Chief Executive of the
  1993                            Company; President (1986-1995), Director
                                  (1986-1991).

Sigismundus W. W. Lubsen, 62 .. Member of the Executive Board, Heineken,
  1992                            N.V., a manufacturer of beer and ale
                                  products; President, Chief Executive
                                  Officer and Director of Quaker Chemical
                                  Corporation, (1993-1995); President,
                                  Chief Operating Officer and Director
                                  (1988-1993).

Palmer E. Retzlaff, 64 ........ President and Director, Southwest Grain
  1978                            Corporation, McAllen, Texas, engaged
                                  primarily in cotton and grain export;
                                  Director, Paris Corporation.

CONTINUING DIRECTORS WHOSE
TERMS EXPIRE IN 1998
--------------------------
Donald Beckman, 64 ............ Special Counsel, Saul, Ewing, Remick &
  1981                            Saul, Philadelphia, PA, attorneys;
                                  Partner, Beckman & Hunt, Philadelphia,
                                  PA, attorneys (1988-1993).

Pemberton Hutchinson, 64 ...... Chairman and Director, Westmoreland Coal
  1977                            Company, a mining company; Chairman,
                                  Chief Executive Officer and Director
                                  (1992-1993); Chairman, President, Chief
                                  Executive Officer and Director
                                  (1989-1992); Westmoreland filed a
                                  voluntary petition under the Federal
                                  bankruptcy laws on November 8, 1994 and
                                  its confirmed plan of reorganization
                                  became effective on December 22, 1994;
                                  Director, Mellon Bank Corporation and The
                                  Pep Boys.

John H. Remer, 71 ............. President, Chief Executive Officer and
  1956                            Director, Package Machinery Company
                                  (1992-1993); Vice Chairman of the Board
                                  (1990-1992).

Joseph S. Gonnella, M.D., 61 .. Senior Vice President and Dean, Jefferson
  1995                            Medical College.

          ADDITIONAL INFORMATION ABOUT THE BOARD OF DIRECTORS

    The Board of Directors of the Company met seven times in 1995. Each of the nominees and continuing directors attended at least seventy-five percent of the combined total of board meetings and meetings held in 1995 by committees on which he served.

    The Board of Directors has appointed an Audit Committee, currently composed of Messrs. Beckman, Gonnella, and Hatch, which held three meetings in 1995. The Audit Committee reviews with the Company's independent accountants the proposed scope of their examination and their subsequent report on each annual audit, preliminary to the consideration thereof by the full Board of Directors.

    The Board of Directors of the Company has also appointed a Nominating Committee, currently composed of Messrs. Black, Hutchinson and Lubsen which held one meeting in 1995. The Nominating Committee considers and makes recommendations to the board regarding nominees for election to the board. The committee will consider stockholders' suggestions for candidates if mailed to: Secretary, Teleflex Incorporated, 630 West Germantown Pike, Suite 450, Plymouth Meeting, PA 19462 by January 7, 1997.

    The Board of Directors of the Company also has an Executive
Committee, currently composed of Messrs. Black, Hatch and Hutchinson. Subject to certain exceptions, the Executive Committee may exercise the powers of the Board of Directors in the management of the business and affairs of the Company when the board is not in session.

                     BOARD COMPENSATION COMMITTEE

    The Compensation Committee appointed by the Board of Directors consists of three members currently, Messrs. Hutchinson, Lubsen and Retzlaff, which held three meetings in 1995. The Compensation Committee makes recommendations regarding the Company's remuneration arrangements for its senior management to the Company's Board of Directors. It also approves the persons to receive stock option grants and restricted stock awards under the Company's Stock Compensation Plans and the number of shares subject to such grants and awards.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Company's compensation policy with respect to its senior management is to offer competitive compensation opportunities based on individual and corporate performance. Compensation of senior managers is fixed by the Board of Directors upon the recommendations of the Compensation Committee, which are developed in consultation with the Chief Executive Officer. The compensation package for senior management is composed of the following three parts:

         Salaries are set in amounts comparable to base salaries of executives with similar responsibilities in comparable companies engaged in similar businesses. Comparative data is drawn from independent surveys of executive compensation of manufacturing companies, on average comparable in size to the Company. There is no material correlation between the companies included in the surveys and the companies included in the indices shown in the graph of Market Performance at page 6. Generally the Company fixes salaries at approximately the midpoint of the average compensation for positions of comparable responsibility reported by the surveyed companies. While individual performance of each executive has some effect on his or her salary determination, in the case of executive officers, it is of relatively modest consequence. Nor is corporate financial performance a material factor in setting executive salaries. The Company regards salaries as a base for compensation and relies on the annual bonus and long-term incentive compensation to reward fairly and to provide an incentive for excellence of service and loyalty.

         Bonuses are awarded shortly after the close of each year to selected managerial personnel based upon the Company's financial performance and the executives' individual performance and contributions in that year. In the case of bonus participants below the level of executive officer, allocations are made on predetermined formulae, which vary among the Company's divisions, designed to reflect primarily the contribution to the Company's profits for that year by the division or other unit of which the participant is a member. The primary factor considered is the relative profitability of the division or unit of the Company's operations for which the manager is responsible. This factor generally accounts for approximately 60% of the award. Another approximately 20% of the award is based on other measures of improvements in the operations of the division or unit (such as productivity, product quality, new product development and increased market share). The remaining approximately 20% of the award is based on the executive's individual achievement of specific objectives or goals. Such goals are set early in each year in consultation with the senior officer to whom the executive reports, and generally relate to specific profitability, sales, product quality or productivity standards which are objectively measurable. However, bonus awards are made to executive officers based on a subjective evaluation and determination by the Compensation Committee in consultation with the Chief Executive Officer. A principal consideration is the relative profitability in the preceding year of the Company and any division or other unit for which an executive officer has responsibility, but factors other than corporate financial performance may be given equal or even greater weight in individual cases. These include consideration of the accomplishment of operational missions such as expansion of product lines or market shares or geographical or industry penetration, new product development, improvements in efficiency of operations, accomplishment of strategically significant corporate acquisitions and other matters. Many of these corporate missions or objectives are identified in the preceding year, but others develop during the course of time, responding to often unanticipated outside influences which affect the Company's business. Accordingly, the Committee does not measure performance against preset goals in the case of bonus awards to executive officers. No executive is assured of any minimum bonus, and the Company's present policy is that an executive's bonus may not exceed 50% of his or her salary except in the case of senior officers (whose bonus limitation is 70% of salary) and the chief executive officer (whose bonus limitation is 90% of salary).

         Long-term incentive compensation consists of awards of stock options and restricted stock under the Company's 1990 Stock Compensation Plan. Awards have been granted to recognize and reward exceptional individual performance or to directly link a portion of an executive's compensation to shareholder returns over a future period of continued service. Awards to specific executives have not been based on any preset formulae or entitlement standard, but reflect the Compensation Committee's subjective perception of such executives' individual contributions to the Company's successful performance in the preceding year or the Committee's determination that individual executives undertaking new or special responsibilities should receive a portion of their compensation over a period of time dependent on the increase in value of the Company's shares.

    David S. Boyer was appointed Chief Executive Officer in 1995. His base salary for such year in that office was fixed at $400,000 and, to directly link a portion of his compensation to the performance of the Company's stock, he was granted a stock option for 54,000 shares under the Company's 1990 Stock Compensation Plan. He was awarded a bonus of $175,000 for 1995 based largely on consideration of the Company's financial performance for that year, which included record revenues and growth of earnings per share of 17% over the prior year.

    Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility of compensation received in a year by each of the Company's five most highly compensated executive officers, exclusive of compensation which qualifies as "performance based" or falls within other exceptions provided in the statute. Awards under the Company's 1990 Stock Compensation Plan may be made on terms which will qualify for exception from the deductibility limit. However, the Committee retains discretion to make awards which are not fully deductible. Compensation paid in 1995 did not exceed the deductible limit.

PEMBERTON HUTCHINSON        SIGISMUNDUS W. W. LUBSEN        PALMER E. RETZLAFF

                FIVE-YEAR SHAREHOLDER RETURN COMPARISON

    The SEC requires that the Company include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns (assuming reinvestment of dividends) on an indexed basis with the S&P 500 Stock Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Company has approved the use of the S&P MidCap 400 Index for purposes of this performance comparison because it includes companies of similar size and industry group.

                          MARKET PERFORMANCE

          COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN (A)


                      [ID: GRAPHIC -- LINE CHART]


                        1990    1991    1992    1993    1994    1995
--------------------------------------------------------------------
TELEFLEX                 100   152.5   145.1   175.7   171.0   200.4
S&P 500                  100   130.5   140.4   154.6   156.6   215.4
S&P MIDCAP 400           100   150.1   168.0   191.4   184.6   241.7
--------------------------------------------------------------------

(a) Assumes $100 invested on January 1, 1990 in Teleflex common stock, S&P 500 index, and S&P MidCap 400 index using a fiscal year ending December 31 in all cases.

             EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND NON-CASH COMPENSATION
PAID TO CERTAIN EXECUTIVE OFFICERS

    The following table sets forth, for the fiscal years ended December 26, 1993, December 25, 1994, and December 31, 1995, respectively, certain compensation information with respect to the Company's: (a) Chief Executive Officer; and (b) each of the four other most highly compensated executive officers, based on the salary and bonus earned by such executive officers during fiscal year 1995.

                      SUMMARY COMPENSATION TABLE

                                          Annual Compensation  Long-Term Compensation
                                          -------------------  ----------------------    All Other
Name and Principal Position        Year    Salary     Bonus     Stock Option Awards   Compensation (a)
---------------------------        ----    ------     -----     -------------------   ----------------
David S. Boyer                     1995   $383,333   $175,000         54,000             $ 5,084
  President, Chief Executive       1994   $310,000   $175,000           --               $ 4,859
  Officer and Director             1993   $260,000   $ 80,000           --               $ 4,583

Lennox K. Black                    1995   $524,000      --              --               $46,357
  Chairman and Director            1994   $400,000   $200,000           --               $55,745
                                   1993   $390,000   $ 85,000           --               $37,437

John J. Sickler                    1995   $265,000   $125,000         30,000             $ 2,170
  President -- TFX Equities Inc.   1994   $250,000   $100,000           --               $ 2,010
                                   1993   $227,000   $ 60,000           --               $ 1,858

Roy C. Carriker                    1995   $265,000   $120,000         30,000             $ 5,010
  President and Chief Operating    1994   $250,000   $ 60,000           --               $ 4,646
  Officer -- TFX Aerospace         1993   $218,000   $ 60,000           --               $ 4,497

Harold L. Zuber, Jr.               1995   $212,000   $110,000         30,000             $   367
  Vice President, Chief Financial  1994   $200,000   $100,000           --               $ 2,429
  Officer and Controller           1993   $170,000   $ 60,000           --               $ 2,172

------------

(a) The information reported includes the following for fiscal year 1995: (i) the dollar value of split dollar life insurance premiums paid for the benefit of each of the named executives as follows:
    Mr. Boyer, $2,774; Mr. Black, $46,357; Mr. Sickler, $2,170;
    Dr. Carriker, $2,700; Mr. Zuber, $367; (ii) contributions to the Company's Voluntary Investment Plan on behalf of the named executives to match 1995 pre-tax elective deferral contributions under Section 401(k) of the Internal Revenue Code made to such plan as follows: Mr. Boyer, $2,310; Dr. Carriker, $2,310.

OPTION GRANTS

    The following table sets forth information with respect to the named executives, concerning the grants of stock options during the last fiscal year ending December 31, 1995:

                   OPTION GRANTS IN LAST FISCAL YEAR
                                                                                Potential
                                          Individual Grants               Realizable Value at
                        -------------------------------------------------    Assumed Annual
                                     % of Total                           Rates of Stock Price
                        Securities    Options                               Appreciation for
                        Underlying   Granted to   Exercise or                  Option Term
                         Options     Employees    Base Price   Expiration ---------------------
    Name                Granted(a)     in FY        ($/Sh)        Date        5%         10%
    ----                ----------   ----------   -----------  ---------- ---------- ----------
David S. Boyer            54,000       14.1%         $40         7/27/05  $1,358,412 $3,442,484
Lennox K. Black             --          --            --           --          --         --
John J. Sickler           30,000        7.8%         $40         7/27/05  $  754,674 $1,912,491
Roy C. Carriker           30,000        7.8%         $40         7/27/05  $  754,674 $1,912,491
Harold L. Zuber, Jr.      30,000        7.8%         $40         7/27/05  $  754,674 $1,912,491
----------

(a) These options become exercisable for 20% of the shares on the first anniversary of the grant (July 27, 1996) and for an additional 20% on each of the next four anniversaries, so long as employment with the company continues.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth information with respect to the named executives, concerning the exercise of stock options during the last fiscal year ending December 31, 1995, and unexercised options held as of the end of the fiscal year:

            AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                    AND FY-END OPTION VALUES TABLE
                                                                   Value of Unexercised
                                            Number of Unexercised     In-the-money
                         Shares               Options at FY-End    Options at FY-End(a)
                        Acquired            ---------------------  --------------------
                           on      Value        Exer-    Unexer-    Exer-       Unexer-
Name                    Exercise  Realized     cisable   cisable   cisable      cisable
----                    --------  --------     -------   -------   -------      -------
David S. Boyer           7,500    $197,343      67,500   54,000   $1,392,480    $54,000
Lennox K. Black            --        --        127,500     --     $2,636,212      --
John J. Sickler            --        --         63,000   30,000   $1,324,732    $30,000
Roy C. Carriker            --        --         63,000   30,000   $1,324,732    $30,000
Harold L. Zuber, Jr.    10,500    $270,375      22,500   30,000   $  446,242    $30,000

------------
(a) Market value of underlying securities at year-end, minus the exercise price.

PENSION PLANS

    Under the Company's Salaried Employees' Pension Plan, a qualified defined benefit pension plan, as well as non-qualified supplemental pension plans that provide benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, a participant accumulates units of annual pension benefit for each year of service. For each of the first 35 years of service, a participant's unit is equal to 1.375% of his annual plan compensation up to $10,560, plus 2.0% of such compensation in excess of $10,560. For each year of service in excess of 35, a participant's unit is equal to 1.833% of his annual plan compensation. A participant's annual plan compensation for any plan year (July 1 to June 30) is his or her base salary (as reported in the Summary Compensation Table) on the first day of the plan year. The estimated annual benefits payable as a life annuity with five years certain (assuming no future increase in base salary) upon retirement at normal retirement age (65) (or actual age if greater) for each of the named executives is: Mr. Boyer, $153,966; Mr. Black, $121,196; Mr. Sickler, $108,378; Dr. Carriker, $82,526; Mr. Zuber, $106,842.

EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND
CHANGE-OF-CONTROL ARRANGEMENTS

    In connection with the Company's long-term plans for orderly management succession, Lennox K. Black retired as Chief Executive Officer at the 1995 Annual Meeting of Stockholders. David S. Boyer, then President, became President and Chief Executive Officer. Mr. Black will continue to serve the Company on a full time basis until December 31, 1998, unless he elects to retire earlier. Thereafter he may serve on a reduced-time consulting basis until December 31, 2005. The Company's agreement with Mr. Black provides that during the period of his full time service his salary will not be less than $574,000, and while serving as a consultant his annual compensation will be at least 75% of his last full time service salary but not less than $300,000 for the first five years and $200,000 thereafter, all subject to adjustment for inflation. Mr. Black's agreement also provides for death and disability benefits and compensation continuation for up to two years in case of termination of employment under certain circumstances. Mr. Black is currently receiving deferred compensation at the annual rate of $100,000 for fifteen years. The Company has purchased insurance on Mr. Black's life which will provide the Company with funds at least equal to the amount of such deferred compensation which may be payable to him.
In the event of termination of Mr. Black's employment, other life insurance which the Company is providing to him as an employment benefit will be continued for a period of ten years following such termination.

    The Company's agreement with Mr. Boyer provides for minimum base salary of $310,000 during his employment, for continuation of base salary in the event of his disability and, in the event of the termination of his employment under certain other circumstances, for continuation of his compensation and benefits for three years.

DIRECTOR COMPENSATION

    Directors of the Company who are also employees of the Company or any of its subsidiaries receive no additional compensation for their services as directors. In 1995, directors of the Company who were not also employees of the Company or any of its subsidiaries were paid an annual retainer fee of $15,000 and a $650 fee for each board or committee meeting attended, plus expenses. In addition, these outside directors, on their election to the board, received a restricted stock award of the number of shares of the Company's common stock which had a fair market value of $5,000 multiplied by the number of years remaining in the term for which elected as a director. A director who fails to complete the full term to which elected, forfeits the shares that were awarded. The Company provides no pension benefits to the outside directors.

    Lewis E. Hatch, Jr., a director of the Company, also provided consulting services to the Company in 1995, for which he received fees of $60,370. Donald Beckman, a director of the Company, is Special Counsel to the law firm of Saul, Ewing, Remick & Saul, which provided legal services to the Company in 1995.

                RATIFICATION OF APPOINTMENT OF AUDITORS

    The selection of auditors by the Board of Directors will be presented to the stockholders for ratification or rejection at the Annual Meeting. The Audit Committee has recommended and the board has, subject to stockholder ratification, appointed Price Waterhouse to examine and report on the financial statements of the Company for its fiscal year ending December 29, 1996. Price Waterhouse LLP (the "Firm") has audited the Company's books for more than 30 years and has served as its independent accountants for 1995. The Firm has offices in or near most of the places in the United States and foreign countries where the Company operates.

    Before making its recommendation for appointment to the entire board, the Audit Committee carefully considered the qualifications for auditors of the Company. In the case of Price Waterhouse, this consideration included a review of its performance in prior years, as well as its reputation for integrity and for competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with the Firm in all respects.

    A representative of the Firm is expected to be present at the Annual Meeting and will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY ITS SELECTION OF PRICE WATERHOUSE LLP AS THE AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 29, 1996.

                             OTHER MATTERS

    The Board of Directors does not know of any other matters which may be presented at the Annual Meeting but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote according to their best judgment.

    Stockholders are requested to date, sign and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States or Canada. If you attend the Annual Meeting, you may revoke your proxy at that time and vote in person if you so desire. Otherwise, your proxy will be voted for you.

    ANY PROPOSALS SUBMITTED BY STOCKHOLDERS FOR INCLUSION IN THE COMPANY'S PROXY STATEMENT AND PROXY FOR THE 1997 ANNUAL MEETING OF STOCKHOLDERS OF THE COMPANY MUST BE RECEIVED BY THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES NO LATER THAN NOVEMBER 22, 1996, AND MUST COMPLY IN ALL OTHER RESPECTS WITH APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION RELATING TO SUCH INCLUSION.


                                     By Order of the Board of Directors,


                                     STEVEN K. CHANCE, Secretary

                                 PROXY

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                         TELEFLEX INCORPORATED

    The undersigned hereby appoints Donald Beckman and John H. Remer, proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Teleflex Incorporated standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held April 26, 1996 or any adjournment thereof.

     (Continued, and to be marked, dated and signed, on the other side)

|-----|  PLEASE MARK YOUR
|  X  |  VOTES AS IN THIS
|-----|  EXAMPLE.


                      FOR        WITHHELD
                      all         FOR all
                   Nominees      Nominees      NOMINEES: Lennox K. Black
Item 1.                                                  Lewis E. Hatch, Jr.
  Election         |-----|       |-----|                 James W. Stratton
  of               |     |       |     |
  Directors:       |-----|       |-----|

Withheld for the following only (Write the name of the nominee(s) in the space below):


-------------------------------------------------------



THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN
ITEM 1 AND "FOR" ITEM 2.

Item 2. Ratification of the appointment of           FOR     AGAINST   ABSTAIN
        Price Waterhouse LLP as independent        |-----|   |-----|   |-----|
        public accountants for the Company for     |     |   |     |   |     |
        the year 1996.                             |-----|   |-----|   |-----|

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEM 2.

                                         I PLAN TO |-----|
                                    ATTEND MEETING |     |
                                                   |-----|

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS ABOVE AND
RETURN IN THE ENCLOSED ENVELOPE.


SIGNATURE ______________ DATE ________ SIGNATURE _______________ DATE ________
                                                 IF HELD JOINTLY


NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                               APPENDIX OF
                        GRAPHIC AND IMAGE MATERIAL
                 OMITTED FROM ELECTRONIC FORMAT DOCUMENT
                  PURSUANT TO RULE 304 OF REGULATION S-T


Performance Graph comparing cumulative total return on Teleflex
Common Stock against S&P 500 Index and S&P MidCap 400 Index appears on page 6 of the Definitive Proxy Statement.